Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL ASSETS HOLDING CORPORATION

Under Section 245

of the

General Corporation Law of the State of Delaware

INTERNATIONAL ASSETS HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is International Assets Holding Corporation.

SECOND: The Corporation was originally incorporated under the name International Assets Holding Corporation.

THIRD: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 26, 1987.

FOURTH: This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware and only restates and integrates and does not further amend the provision of the Corporation’s Restated Certificate of Incorporation as previously restated, amended and supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FIFTH: The text of the Amended and Restated Certificate of Incorporation of the Corporation, as previously restated, amended and supplemented, is hereby restated to read in full, as follows:

1. The name of the Corporation is International Assets Holding Corporation.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is the Corporation Trust Company.

3. The nature of the business or purpose to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capital Stock.

(a) Number and Class of Shares Authorized; Par Value. This Corporation is authorized to issue the following shares of capital stock:

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 30,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock. The aggregate number of shares of preferred stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.

(b) Description of Preferred Stock. The terms, preferences, limitation and relative rights of the Preferred Stock are as follows:

(i) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per shares, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, qualifications limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(A) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

(B) The rate of dividends payable on shares of such series, the time of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

(C) Whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(D) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidations, dissolution or winding up of the affairs of the Corporation;

(E) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(F) The rights, if any, of the holders of shares of such series to vote.

(ii) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respect with the other shares of the same series.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

7. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

9. Board of Directors.

(a) The number of directors of the Corporation shall be as follows:

(i) The number of directors of the Corporation shall be fixed at thirteen (13) until the first annual meeting of shareholders that occurs after December 31, 2011 (the “2012 Annual Meeting”);

(ii) The number of directors of the Corporation shall be reduced to, and fixed at, eleven (11) commencing as of the 2012 Annual Meeting and continuing until the first annual meeting of shareholders that occurs after December 31, 2012 (the “2013 Annual Meeting”);

(iii) The number of directors of the Corporation shall be reduced to, and fixed at, nine (9) commencing as of the 2013 Annual Meeting, and shall thereafter be fixed from time to time by resolution of the Board of Directors, provided, however that the number of directors fixed by the Board of Directors shall not be less than five (5) or more than twenty-five (25).

(b) Until the 2013 Annual Meeting, the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III. The number of directors in each Class shall be as follows:

(i) Until the 2012 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have five (5) members;

(ii) Commencing as of the 2012 Annual Meeting and continuing until the 2013 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have three (3) members.

(c) The members of Class I shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2009 (the “2010 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(d) The members of Class II shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2010 (the “2011 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(e) The members of Class III shall initially serve for a term expiring at the 2012 Annual Meeting, and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(f) Commencing as of the 2013 Annual Meeting, the Board of Directors shall no longer be classified, and directors elected at any annual meeting of shareholders shall serve until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

(g) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next annual meeting of stockholders.

10. No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the willful or negligent payment of unlawful dividends or unlawful stock repurchases or redemptions in violation of Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its Chief Operating Officer as of this 9th day of October, 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/s/ Scott J. Branch
Scott J. Branch, its Chief Operating Officer

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